Exhibit 10.1

Dril-Quip, Inc. · 6401 North Eldridge Pkwy, Houston, Texas · 77041-3505 · Tel 713-939-7711

September 1, 2021

Blake T. DeBerry

Re:	Separation Agreement and Release

Dear Blake:

This letter agreement (this “Agreement”) confirms the terms and conditions concerning your termination of employment with the Company effective as of the close of business on December 31, 2021 (the “Separation Date”). For purposes of this Agreement, the “Company” means Dril-Quip, Inc. and any affiliate thereof, as well as their respective successors and assigns. You and the Company are sometimes referred to as the parties in this Agreement. For purposes of this Agreement, the parties agree that your termination of employment is a termination of employment by the Company without Cause as described in Section 5(c) of the Employment Agreement between you and the Company dated December 8, 2011 (the “Employment Agreement”) and that this Agreement is the written Notice of Termination of your employment for purposes of the Employment Agreement. Capitalized terms not defined in this Agreement shall have the meaning given in the Employment Agreement.

Your acceptance of this Agreement must be indicated by signing on the last page of this Agreement. If accepted, this Agreement must be returned to James Webster, the Company’s Vice President, General Counsel and Corporate Secretary, by close of business on September 22, 2021.

Resignation from Officer and Director Positions

Effective as of the Separation Date, you will cease to be an officer and employee of the Company and you agree to take any and all actions necessary to resign from all officer and director positions you hold with the Company.

Transition Services

From January 1, 2022 through December 31, 2023, you will make yourself available to provide the Company limited transitional, consulting and litigation support (the “Transition Services”) as reasonably requested by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company. As consideration for the Transition Services, the Company will pay you an hourly fee of $325 (the “Consulting Fee”). You will render the Transition Services as an independent contractor and will be entitled to accept other employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise breach your covenants and obligations under this Agreement or the Employment Agreement. Neither federal, state, or local income tax nor social security tax nor payroll tax of any kind will be withheld by the Company from the Consulting Fee and you will be solely responsible to pay, according to applicable law, any taxes owed in connection with the Consulting Fee.

Blake T. DeBerry

September 1, 2021

Accrued Obligations

Regardless of whether you agree to the terms of this Agreement, you will receive the following pay and benefits in connection with your separation: The Company will pay you a lump-sum cash payment in an amount equal to the total of your (i) Base Salary earned through the Separation Date and (ii) accrued, but unpaid vacation time or paid-time-off (PTO), in each case to the extent not previously paid. This amount will be paid on or before the tenth (10th) Business Day following the Separation Date.

As provided in the Company’s benefit plan documents, and except as provided in this Agreement, all of your employee benefit coverage, including short and long-term disability benefits, life insurance, and your participation in the 401(k) plan, if any, shall terminate on the Separation Date.

You will be reimbursed according to the Company’s reimbursement policies for any outstanding business expenses incurred up to and including the Separation Date, provided such expenses are timely submitted as required under the Company’s reimbursement policies.

Separation Pay and Benefits

In return for your timely execution and return of this Agreement, which contains a release of all claims, provided that you do not later revoke your agreement as described below, you will receive the following additional benefits (the “Separation Benefits”).

Severance Payment

The Company will pay you a lump-sum cash payment in the amount of $1,360,000, which is equal to two (2) times your Base Salary in effect as of the Separation Date. This amount will be paid to you on the Separation Date.

Continued Medical, Dental and Life Insurance at Company’s Cost

You will continue to receive, at the Company’s cost, medical, dental and life insurance coverage for yourself and your covered dependents (the “Continued Medical/Life Benefits”) following the Separation Date until the earlier of (i) your receipt of equivalent coverage and benefits under the plans and programs of a subsequent employer (with such coverage and benefits determined on a coverage-by-coverage or benefit-by-benefit basis) or (ii) 3 years after the Separation Date. The premiums paid on your behalf for the Continued Medical/Life Benefits will be reported as imputed income on a Form W-2.

Notwithstanding the foregoing, if you or your covered dependents are precluded from continuing participation in any benefit plan or program as provided above, the Company will pay you the after-tax economic equivalent of the benefits provided under the plan or program in which you or they are unable to participate for the period described above, with such economic equivalent determined based on the lowest cost that would be incurred by you in obtaining such benefit yourself on an individual basis.

The medical and dental benefits provided under the paragraph above are treated as your COBRA coverage and accordingly your COBRA continuation period will begin on the Separation

Blake T. DeBerry

September 1, 2021

Date. Except for the Continued Medical/Life Benefits, coverage under all other Company welfare benefits will cease on the Separation Date. At the end of the period described in the paragraph above, to the extent you are eligible for additional COBRA coverage, you and your covered dependents may elect to continue your medical or dental benefits through COBRA, provided it will be your or your covered dependents’ responsibility to pay the required COBRA premiums in a timely manner.

Restricted Stock Awards

The shares of “Restricted Stock” granted to you under the Company’s 2004 Incentive Plan and 2017 Omnibus Incentive Plans (together, the “Incentive Plans”) that are unvested immediately prior to the Separation Date will become 100% fully vested on the Separation Date.

Performance Unit Awards

The “Performance Units” granted to you under the Incentive Plans that are unvested immediately prior to the Separation Date will vest on the Separation Date based on the target level of achievement of the applicable Performance Goals (as set forth in the applicable Performance Unit Award Agreement) as if you remained employed through the payment date for such awards (without any pro-ration). Shares of Company common stock based on number of vested Performance Units will be issued and delivered to you on the Separation Date.

2021 Annual Bonus

You will receive an annual bonus for 2021 in the amount determined by the Compensation Committee that you would have been paid if you had remained employed with the Company through the payment date. Such 2021 bonus will be paid to you in accordance with the Company’s normal bonus pay practices, and in all events by March 15, 2022.

You acknowledge and agree that the Separation Benefits are more than you are otherwise entitled to receive pursuant to the Employment Agreement, the Incentive Plan or any other Company plan or program. You are not entitled to and will not receive any further payments, compensation or benefits under the Employment Agreement, the Incentive Plan or any other Company plan or program after the Separation Date that are in addition to the payments or benefits described in this Agreement.

Continuing Obligations; Non-Competition, Non-Solicitation And Confidentiality

You expressly affirm and acknowledge your continuing obligations under the Employment Agreement to maintain the confidentiality of the Company’s confidential information, among other things, and that you are subject to, and will comply with, the non-competition and non-solicitation obligations under the Employment Agreement. Further, you recognize and affirm that all of these obligations expressly survive the Separation Date and the termination of your employment with the Company. Notwithstanding the foregoing, you expressly affirm and agree that in consideration of the Separation Benefits, the Prohibited Period (as defined in the Employment Agreement) is hereby increased from the period during which you are employed by the Company and the period of 12 months following the Separation Date to the period during which you are employed by the Company and the period of 36 months following the Separation Date.

Blake T. DeBerry

September 1, 2021

Return of Company Property

You agree as follows:

•

On or prior to the Separation Date, you will return all Company property in your possession, custody, or control, including all equipment such as your Company-issued laptop, documents and things, issued to you, except that you may keep your cellular phone and phone number.

•

On or prior to the Separation Date, you will return, if in your possession, any Company property, documents, files or other paper or electronic media pertinent to the Company’s business. You should keep your personal pay records and tax documents.

•

On or prior to the Separation Date, you will search for and delete all Company information, including all secret, confidential or proprietary information, that may exist on your personal electronic devices such as a smartphone, laptop, tablet, personal computer, flash drive, or any other electronic storage device, other than the payroll information provided to you that you may need to file your tax returns or keep your financial records.

•	You have not and will not remove from the Company’s premises any Company property, documents, files or other paper or electronic media pertinent to the Company’s business.

Non-Disparagement

You have not and will not, orally, online, or in writing, make any disparaging or defamatory statements about or referring to the Company, or its officers, directors, employees, other personnel or services. You will not directly refer to the Company or its principals or services in any press release, advertisement, public social media posting, or similar communication directed to the public or the Company’s current or prospective customers without the Company’s prior written consent.

The Company agrees to instruct its officers and directors not to make any disparaging or defamatory statements about you.

Release of Claims

The payments and promises to set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, termination benefits, bonuses, equity compensation, or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You release and forever discharge the Company and its officers, directors, employees and agents from any and all complaints, liabilities, claims, promises, agreements, controversies, damages, causes of action, suits or expenses of any nature whatsoever, known or unknown, which you now have or own or claim to have or own against the Company including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation

Blake T. DeBerry

September 1, 2021

of employment. This release applies to all claims or causes of action including, but not limited to, claims arising under the common law of the State of Texas or any state or federal statute such as Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Texas Labor Code, or the Employee Retirement Income Security Act of 1974, all as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, each as amended.

Notwithstanding the foregoing, this release, however, does not waive any rights or claims that may arise after the date you sign this Agreement or any rights to indemnification or directors and officer’s liability insurance to which you may be entitled for actions during your period of employment. You also agree not to sue or join in any suit against the Company for any claim relating to or arising out of your employment or your separation from employment with the Company, provided, however, that nothing will preclude you from (i) bringing a lawsuit or proceeding against the Company to enforce the Company’s obligations under this Agreement or to challenge the enforceability of the release under the Older Worker Benefit Protection Act, (ii) filing a charge or complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iii) filing any claims that are not permitted to be waived or released under applicable law. However, you waive your right to receive any relief (legal or equitable) directly from the Company based on any charge, complaint, or lawsuit against the Company filed by you or anyone else on your behalf other than for a breach of the Company’s obligations under this Agreement.

You further acknowledge and agree that nothing in this Agreement prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation and that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and you may use such information in certain court proceedings provided you submit it under seal and consistent with 18 U.S.C. 1833. Nothing contained in this Agreement prohibits you from voluntarily or anonymously contacting governmental authorities regarding possible violations of law or from recovering a whistleblower award. You will retain all rights and consideration provided in this Agreement regardless of whether you communicate with any governmental authorities, or if you receive a whistleblower award.

By signing this Agreement, you acknowledge and agree that you are receiving the Separation Benefits in consideration for waiving your rights to claims referred to in this Agreement and that, except for the amounts described herein, you are not entitled to any other payments, compensation or benefits in respect of your employment with, or separation or termination from, the Company.

Neutral Reference

The Company agrees that it will provide you with a neutral employment reference pursuant to Company policy, which includes dates of employment and positions held, and, with your permission, confirmation of salary information.

Blake T. DeBerry

September 1, 2021

Severability

If any provision of this Agreement is held to be invalid or unenforceable, (i) this Agreement shall be considered divisible, (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable, and (iii) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

Consideration Period

You acknowledge and understand that you have twenty-one (21) days after you receive this Agreement to decide whether to sign this Agreement and be bound by its terms. You may take as much or as little of the twenty-one (21) day period to consider this Agreement as you wish. You have the right to discuss any aspect of this matter with an attorney of your choosing, and the Company recommends that you take advantage of this consideration period and consult with an attorney before executing this Agreement. In addition, during this period, please feel free to contact me to ask any questions regarding this Agreement. By executing this Agreement, you will be acknowledging that you considered its terms for twenty-one (21) days or waived your right to do so, and were advised in writing to seek legal counsel.

Revocation Period

In the event you agree to its terms and execute this Agreement, you may nevertheless revoke it within seven (7) days thereafter. Thus, if you subsequently change your mind, you have the option and right to revoke this Agreement, but you must do so within seven (7) days after signing it by providing written notification via overnight mail or U.S. Mail at the address listed on the letterhead above to the attention of James Webster or by email to james_webster@dril-quip.com. This Agreement will not become effective until the seven (7) day revocation period has expired. Of course, if this Agreement is revoked, you will not receive the Separation Benefits. If you do not revoke the Agreement within this time frame, it will become effective and both you and the Company will be bound by its terms.

Governing Law and Venue

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof. Venue for any action or proceeding relating to this Agreement and/or the employment relationship hereunder shall lie exclusively in courts in Harris County, Texas.

Withholding; Taxes

The Company may withhold from any amounts payable (including the vesting of stock awards) under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. You acknowledge and agree that you are fully responsible for any taxes resulting from amounts payable under this Agreement and will not receive any tax gross-ups or similar payments from the Company.

Blake T. DeBerry

September 1, 2021

Compliance with Section 409A

The Company intends that the payment and benefits under this Agreement shall be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted, operated and administered accordingly. To the extent that the reimbursements or other in-kind benefits hereunder are “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.

Acknowledgment and Acceptance of Agreement

By signing this Agreement in the space provided below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, that you have accepted its terms and that you are voluntarily entering into this Agreement without any undue influence or coercion from the Company. You have the right to discuss any aspect of this matter with an attorney of your choosing, and the Company recommends that you take advantage of this time to consider this Agreement and consult with an attorney before executing this Agreement. In addition, please feel free to contact me to ask any questions regarding the Agreement.

Sincerely,

/s/ John V. Lovoi
John V. Lovoi
Chairman of the Board of Directors

AGREED AND ACCEPTED:

September 1, 2021	/s/ Blake T. DeBerry
Date	Blake T. DeBerry